EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the "Agreement") is dated as of July 17, 2024 (the "Effective Date"), by and between ITC Holdings Corp. (the "Company") and Krista Tanner (the "Executive").
WHEREAS, the Executive and the Company desire to enter into an agreement to embody the terms of the Executive's employment with the Company beginning on the Effective Date, replacing in its entirety Executive's Employment Agreement in effect immediately prior to the Effective Date.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:
1.Term. Subject to the provisions of Section 7 of this Agreement, Executive shall be employed by ITC Holdings Corp. (the "Company"), and any of their subsidiaries and/or affiliates that the Board of Directors of the Company (the "Board") shall designate (collectively, the "Employer") for an initial two-year period commencing on the Effective Date and ending on July 16, 2026 (the "Initial Period), on the terms and subject to the conditions set forth in this Agreement; provided, however, that such period of employment shall automatically be extended for successive one-year periods (a "Renewal Period") unless the Employer or Executive, at least thirty (30) calendar days prior to the end of any such period, provides written notice to the other party of the intent not to extend such period for any additional one-year period.
2.Position.
a.Executive shall serve in the capacity of President of ITC Holdings Corp. In such position, Executive shall have such duties and authority as the Chief Executive Officer of the Employer (the "Chief Executive Officer") determines from time to time. If requested, Executive shall also serve as a member of the Board without additional compensation.
b.Executive will devote Executive's full business time and best efforts to the performance of Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Chief Executive Officer; provided that nothing herein shall preclude Executive, subject to the prior approval of the Chief Executive Officer, from accepting appointment to or continue to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive's duties hereunder or conflict with Section 8 of this Agreement.
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3.Base Salary. Employer shall pay Executive a base salary at the annual rate of $535,000.00 payable in regular installments in accordance with the Employer's normal payroll practices. Executive's base salary shall be reviewed annually by the Chief Executive Officer and Executive shall be entitled to such increases in Executive's base salary, if any, as may be determined from time to time in the sole discretion of the Chief Executive Officer Executive's annual base salary, as in effect from time to time, is hereinafter referred to as the "Base Salary". The first and last payment to Executive will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. This is a position exempt from the overtime provisions under federal and state law.
4.Annual Bonus. Executive shall be eligible to earn an annual bonus award in respect of each fiscal year of Employer (an "Annual Bonus"), payable upon the Employer's achievement of certain performance targets established by the Board and after application of any multipliers approved by the Board, pursuant to the terms of an incentive compensation plan established by the Board (the "Incentive Plan"). Executive's target Annual Bonus for each fiscal year of Employer shall be that percentage of the Executive's Base Salary as the Board may establish from time to time (the "Target Bonus"), but shall generally be one-hundred percent (100%) of Executive's Base Salary, plus any multipliers approved by the Board. The foregoing notwithstanding, any Annual Bonus to which Executive is entitled shall be paid no later than two and a half (2-1/2) months after the later of the end of the fiscal or calendar year in which such Annual Bonus is no longer subject to a substantial risk of forfeiture (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and Internal Revenue Service ("IRS") guidance issued thereunder).
5.Employee Benefits and Perquisites; Business Expenses.
a.Employee Benefits. Executive shall be entitled to participate in the Employer's employee benefit and retirement plans (the "ITC Plans") as in effect from time to time as determined by the Board, which provide certain benefits (collectively the "Employee Benefits") to Executive, including the following plans: (i) welfare benefit plans (including active medical, life, disability, flexible spending accounts and other related welfare plans); (ii) fringe benefit plans (including education assistance and adoption assistance); (iii) retiree welfare benefit plans (medical and life insurance); (iv) qualified and non-qualified defined benefit and defined contribution plans; and (v) vacation plans (except that there shall be limitations set on the amount of vacation that Executive may carry forward from any given calendar year to the next).
b.Perquisites. Executive shall also be entitled to receive such perquisites as are generally provided to executives of the Employer from time to time, as determined by the Board (or a compensation committee thereof).
c.Business Expenses. Reasonable business expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by the Employer in accordance with the Employer's policies; provided that such reimbursement shall in any event occur no later than ninety (90) calendar days after the date on which an eligible business expense is incurred
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6.Equity Participation. Executive's equity participation in the Company has been or will be documented pursuant to some or all of the ITC Holdings Corp. 2017 Omnibus Plan, the ITC Holdings Corp. Executive Omnibus Plan, the Fortis, Inc. 2020 Restricted Share Unit Plan, the 2024 Fortis Inc. Omibus Equity Plan, and any amendments thereto, or in any successor plan or plans, and in one or more award agreements associated therewith, each as executed by the Executive, the Company, and its shareholders, as applicable (such documents, collectively, the "Equity Documents"). The Company and Executive each acknowledges that the terms and conditions of the aforementioned documents govern Executive's acquisition, vesting, holding, sale or other disposition of Executive's equity in the Company, and Executive's and the Company's rights with respect thereto.
7.Termination of Employment. Executive's employment hereunder may be terminated by either party at any time and for any reason, subject to the applicable provisions of this Section 7; provided that Executive will be required to give the Employer at least thirty (30) calendar days advance written notice of any resignation of Executive's employment (the "Executive Notice Period"); and provided, further, that the Employer will be required to give Executive at least fourteen (14) calendar days advance notice of a termination of Executive's employment by the Employer without Cause (other than in the event of Executive's Disability) (the "Employer Notice Period"). With respect to either the Executive Notice Period or the Employer Notice Period, the Employer may provide Executive with a payment equal to the Base Salary that would otherwise be payable with respect to any portion of the Executive or Employer Notice Period which the Employer elects to waive. Notwithstanding any other provision of this Agreement (and except as may otherwise be provided in the Equity Documents), the provisions of this Section 7 shall exclusively govern Executive's rights upon termination of employment with the Employer.
a.    By the Employer For Cause or By Executive Resignation Without Good Reason.
i.Executive's employment hereunder may be terminated by the Employer for Cause (as defined below) and shall terminate automatically upon Executive's resignation without Good Reason.
ii.For purposes of this Agreement, "Cause" shall mean (A) Executive's continued failure substantially to perform Executive's duties hereunder to the satisfaction of the Company (other than as a result of total or partial incapacity due to physical or mental illness) for a period of fourteen (14) calendar days following written notice by the Employer to Executive of such failure, (B) theft, dishonesty, falsification of Company records, or conduct amounting to a conflict of interest by Executive, (C) engagement by Executive of conduct that could cause harm to the reputation or standing of Employer or which could impair Executive's ability to perform Executive's duties for Employer, (D) Executive's malfeasance or misconduct in connection with Executive's duties hereunder or any act or omission which is injurious to the financial condition or business reputation of the Employer or affiliates, (E) a violation by Executive of any material Employer rule, regulation, procedure or policy, (F) while on Company premises, or while performing Executive's job duties, possessing or using an illegal (under federal or state law) or controlled substance or being under the influence of, or having
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Executive's performance affected by, an illegal or controlled substance, or by alcohol, or (G) Executive's breach of the provisions of Sections 8 or 9 of this Agreement.
iii.If Executive's employment is terminated by the Employer for Cause or if Executive resigns without Good Reason (other than due to a Disability, as such term is defined below), Executive shall be entitled to receive:
(1)any Base Salary earned through the date of termination, payable at such time(s) as the Base Salary would otherwise be payable in accordance with the normal payroll practices of the Employer;
(2)any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year, payable in a lump sum at such time as such Annual Bonus would normally be paid under the Incentive Plan as provided in Section 4 hereof;
(3)reimbursement for any umeimbursed business expenses properly incurred by Executive through the date of termination, payable at such time(s) and in accordance with the Employer's policy prior to the date of Executive's termination; provided that such reimbursement shall in any event occur no later than ninety (90) calendar days after the date on which an eligible business expense is incurred; and
(4)such Employee Benefits, if any, as to which Executive may be entitled under the applicable ITC Plans upon termination of employment hereunder.
The payments and benefits described in clauses (1) through (4) hereof are referred to, collectively, as the "Accrued Rights".
Following such termination of Executive's employment by the Employer for Cause or resignation by Executive without Good Reason, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
b.    Disability or Death
i.Executive's employment hereunder shall terminate upon Executive's death, and may be terminated by the Employer if Executive experiences a "Disability" (as such term shall be defined from time to time under Code Section 409A). Any question as to the existence of the Disability of Executive as to which Executive and the Employer cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Employer. If Executive and the Employer cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Employer and Executive shall be final and conclusive for all purposes of the Agreement.
ii.Upon termination of Executive's employment hereunder for Disability or death, Executive, Executive's then spouse, or Executive's estate (as the case may be), shall be entitled to receive•
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(1)the Accrued Rights; and
(2)a pro rata portion of the Target Bonus (calculated based on the number of days Executive was employed hereunder during the calendar year in which the date of such termination of employment occurs, relative to the applicable full calendar year), payable in a lump sum at the time that such an Annual Bonus (if any) would normally be paid as set forth in Section 4 hereof.
Following Executive's termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
c.    By the Employer Without Cause, by Executive for Good Reason, or Non-Renewal by Employer.
i.Executive's employment hereunder may be terminated (A) by the Employer without Cause (which shall not include Executive's termination of employment due to death or Disability), (B) by Executive for Good Reason (as defined below), or (C) as the result of non-renewel of the Initial Period or a Renewal Period, by Employer.
ii.For purposes of this Agreement, "Good Reason" means the occurrence of any of the following without consent of Executive: (1) any material reduction in Executive's Base Salary; (2) any material breach by the Employer of this Agreement; (3) any material reduction in the status, position or responsibilities of Executive; (4) the long-term assignment of duties to Executive that are materially below the level of Executive's position and responsibilities described in this Agreement based upon the staffing level and industry of the Employer; or (5) the Employer requiring Executive to be principally based at any office or location more than fifty (50) miles from Executive's principal work location as of the Effective Date.
Notwithstanding the foregoing, Good Reason shall not exist if (A) Executive fails to give the Employer written notice of Executive's intention to terminate employment with the
Employer for Good Reason within thirty (30) calendar days following Executive's first knowledge of any such occurrence, which notice shall identify in reasonable detail the basis therefore, (B) within thirty (30) calendar days of receipt of notice (`Cure Period"), the Employer remedies the occurrence alleged to constitute Good Reason, or (C) Employer fails to timely remedy the occurrence alleged to constitute Good Reason and Executive has not separated from service within thirty (30) calendar days following expiration of the Cure Period.
iii.If Executive's employment is terminated by the Employer pursuant to this Section 7 without Cause (other than by reason of Executive's death or Disability), by Executive for Good Reason, or as the result of non-renewal of the Initial Period or a Renewal Period, by Employer, in addition to receiving the Accrued Rights, subject to Executive's execution and non-revocation of a release of all claims against Employer as provided in Section 7(f), Executive shall be entitled to receive:
(1)    a pro rata portion of the Target Bonus (calculated based on the number of days Executive was employed hereunder during the calendar year in which the
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date of such termination of employment occurs, relative to the applicable full calendar year), payable based upon the Employer's actual achievement of the performance targets for such year as determined under and at the time that such an Annual Bonus (if any) would normally be paid as set forth in Section 4 hereof;
(2)    one or both of the following series of payments:
(I)continued payment in substantially equal installments and in accordance with the normal payroll practices of Employer, for a period of two (2) years following the date of termination of Executive's employment hereunder, of Executive's annual rate of Base Salary as in effect immediately prior to such termination; and
(II)in the event that Executive's employment is terminated hereunder within a period beginning six (6) months before and ending two (2) years after a Change in Control occurs, Executive shall receive an amount equal to two (2) times the average of each of the Annual Bonuses that were payable to Executive (including any portion of any such Annual Bonus the receipt of which Executive elected to defer) for the three fiscal years immediately preceding the fiscal year in which Executive's employment terminates, payable in substantially equal installments and in accordance with the normal payroll practices of Employer, over the period during which the Executive's Base Salary will continue to be paid pursuant to the foregoing provisions of this Section 7(c)(iii)(2) (or, if applicable, over the remaining period during which such Base Salary payments will be made, in the event the Executive's termination occurs within the six (6) month period before any such Change in Control occurs, beginning with the first payment due thirty (30) calendar days after the Change in Control occurs);
(3)    a stipend, to be used at Executive's discretion, to pay health insurance premiums, or for any other purpose, during that period ending on the earlier of (I) the date Executive is eligible (even if Executive does not enroll) for coverage under another employer-sponsored group health plan in connection with other employment obtained after Executive's termination hereunder; or (II) twelve (12) months after the date of termination of Executive's employment hereunder. The stipend shall be paid to Executive each payroll period (in accordance with the normal payroll practices of Employer, but subject to any applicable limitations on payments to a "specified employee" within the meaning of Code Section 409A, as set forth below) as a taxable amount equal to the sum of (III) the Employer's portion of the premium payments due with respect to other executives with the same coverage(s) for such payroll period, plus (IV) such additional amount as is required to pay any income and/or payroll taxes due on the sum of the premium payment and the additional tax gross-up payment (as determined by the Employer's independent accountants, assuming that the Executive pays income taxes at the highest applicable marginal rates for the calendar year in which such payments are to be made); and
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(4)outplacement services of a duration of up to two (2) years from the date of termination (or until such earlier date on which Executive obtains other employment), and at a level commensurate with Executive's former position with the Employer, and by a provider as determined by the Employer in good faith.
(5)The foregoing notwithstanding, in the event Executive is a "specified employee" within the meaning of Code Section 409A and in accordance with the involuntary "separation pay plan" exception under the Code Section 409A regulations, the total of all amounts paid to Executive pursuant to Sections 7(c)(iii)(2) and (3) hereof (and any other amount payable pursuant to this Section 7(c)(iii) that constitutes a payment under a "nonqualified deferred compensation plan" within the meaning of Code Section 409A) within the first six (6) months following such termination pursuant to this subsection shall not exceed two times the lesser of (I) the sum of the Executive's annualized compensation based upon the annual rate of pay for services provided to the Employer for the calendar year preceding the calendar year in which the termination occurs (adjusted for any increase during that year that was expected to continue indefinitely, if the Executive had not terminated), or (II) the Code Section 401(a)(17) limit on compensation for the calendar year in which the Executive terminates. To the extent a portion of any such amount exceeds such limitation, the payment shall not commence until the first business day following the date that is six months after the date of termination of Executive's employment hereunder (the period during which such payments may be limited under Code Section 409A, the "409A Period"), at which time Employer shall (III) pay to Executive, in one lump sum, an amount equal to all such amounts that would otherwise have been payable during the 409A Period, and (IV) thereafter continue to pay the remaining unpaid portion of any such amounts in accordance with the normal payroll practices of Employer, at the time or through the end of the period(s) otherwise provided above in this subsection.
(6)Following Executive's termination of employment by the Employer without Cause (other than by reason of Executive's death or Disability), by Executive for Good Reason, or as the result of non-renewal of the Initial Period or a Renewal Period, by Employer, except as set forth in this Section 7(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
d.Notice of Termination. Any purported termination of employment by the Employer or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14(h) hereof For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.
e.Board/Committee Resignation. Upon termination of Executive's employment for any reason, Executive will be considered to have resigned, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the board of directors (and any committees thereof) of any of the Company's affiliates.
f.Execution of Release off all Claims; Non-Revocation. Upon termination of Executive's employment without Cause, for Good Reason, or as the result of non-renewal of the Initial Period or a Renewal Period, by Employer, Executive agrees to execute a release (the
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"Release") of all claims against the Company, its subsidiaries, affiliates, shareholders, directors, officers, employees, and agents, substantially in a form to be provided to Executive by Employer at such time Notwithstanding anything set forth in this Agreement to the contrary, upon termination of Executive's employment without Cause, for Good Reason, or as the result of non-renewal of the Initial Period or a Renewal Period, by Employer, Executive shall not receive any payments or benefits to which Executive may be entitled hereunder (other than those which by law cannot be subject to the execution of a release) if Executive does not execute or otherwise revokes such Release Subject to the foregoing, if by no later than sixty (60) calendar days after the date of termination of Executive's employment without Cause, for Good Reason, or as the result of non-renewal of the Initial Period or a Renewal Period, by Employer, Executive has (A) not executed or has otherwise revoked such Release, or (B) Executive has executed the Release but the applicable revocation period referred to in the preceding sentence has not lapsed, then Executive shall in either case totally forfeit all payments and benefits to which Executive may be entitled under this Agreement (other than those which by law cannot be subject to the execution of a release), but this Agreement shall otherwise remain in full force and effect. In the event that prior to the end of such sixty (60) day period, Executive has properly executed such Release, has not revoked the Release, and the applicable revocation period for the Release has lapsed, and Executive has complied with Section 9(d)(ii) and (iii) and Section 13, the payments and benefits due to Executive hereunder shall commence being paid or provided with the next administratively feasible scheduled payroll date following the end of such revocation period; provided all payments that would otherwise have become due prior to such date shall be accumulated and paid when the first payment is made hereunder. The foregoing notwithstanding, in the event the sixty (60) day period referred to in this subsection begins in one taxable year of the Executive and ends in a second taxable year, any payments and benefits due to Executive hereunder (to the extent required to be restricted under Code Section 409A and IRS guidance issued thereunder) shall commence being paid or provided with the first scheduled payment date on or after the beginning of such second taxable year.
8.    Non-Solicitation; Non-Hire; Non-Interference; Non-Competition.
a.Acknowledgement. Executive acknowledges that: (i) Employer and its affiliates are engaged in highly competitive businesses; (ii) in the course of the Executive's employment with the Company, the Executive has and will become familiar with Confidential Information (as defined in Section 9); (iii) the restrictions in this Section 8 are necessary to protect the legitimate business interests of the Company: (iv) the covenants in this Section 8 are reasonable with respect to duration, geographical area and scope; (v) the covenants will not prevent the Executive from engaging in Executive's profession or earning a living; and (vi) accordingly Executive agrees to the following:
b.Definitions. As used in this Agreement, the terms the terms set forth below have the following meanings:
i.    "Competitive Business" means (1) a business that (A) transmits electricity, or (B) develops or operates transmission facilities, and/or (C) provides technology, equipment or services related to the transmission of electricity, (2) any other business in which Employer engaged at any time during the last year of Executive's employment, and (3) any business contemplated by Employer at any time during the last year of Executive's employment.
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ii."Customer" means any individual or entity with or through whom Employer has done business at any time in the previous three (3) year period.
iii."Person" means any individual, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever, including any division or controlled or controlling affiliate of any Person.
iv."Prospective Customer" means any individual or entity, with or through whom Employer had communicated regarding doing business (however extensive or numerous the contact(s)), during the one (1) year period prior to the last day of Executive's employment with Employer.
v."Restricted Period" means the period of time during which Executive is employed by Employer and one (1) year immediately thereafter.
vi."Restricted Territory" means any geographical area that is within 100 miles of any geographical area where the Employer or its affiliates transmitted electricity, or provided related technology, equipment or services, or otherwise conducted business at any time in the previous three (3) year period.
vii."Third Party" means by way of example and not limitation, any Employer distributor, vendor, supplier, contractor, consultant, representative, or other entity or individual with whom Employer does business, excluding Customers.
c.    Non-Solicitation; Non-Hire; Non-Interference. The the extent allowed by law, during the Restricted Period, Executive will not, without Employer's written consent, whether on Executive's own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
i.    solicit, or assist in soliciting, in competition with the Employer, the business of any Customer or Prospective Customer; or
ii    solicit or encourage any Employee to leave the employment of the
Employer, or
iii.hire any Employee who was employed by the Employer as of the last date of Executive's employment or who left the employment of the Employer coincident with, or within one (1) year prior to or after, the last date of Executive's employment; or
iv.interfere with, or attempt to interfere with, business relationships (whether formed before, during, or after the date of this Agreement) between the Employer or any of its affiliates and any Customer, Prospective Customer, and/or Person.
d.    Non-Compete. To the extent allowed by law, during the Restricted Period, Executive will not, without Employer's written request, whether on Executive's own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
i.    engage in a Competitive Business in the Restricted Territory;
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enter the employ of, or render any services to, any Person who or which engages in a Competitive Business in the Restricted Territory; or
iii.    acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, as an individual, partner, shareholder, member, officer, director, principal, agent, trustee or consultant.
e.Exception. Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of any Person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.
f.Discretionary Extension of Restricted Period. Employer may, in its sole discretion, extend the Restricted Period (and thereby the non-competition provisions of this Section 8) by one (1) additional year and, in consideration thereof, will provide Executive with continued payment in substantially equal installments and in accordance with the normal payroll practices of the Employer, for a period of one (1) year following the first anniversary of the last date of Executive's employment hereunder, of Executive's annual rate of Base Salary as in effect immediately prior to such date. In the event Employer elects to exercise its discretion to extend the Restricted Period as provided above, the Employer will notify Executive to this effect, by no later than six (6) months after the last date of Executive's employment. The foregoing notwithstanding, such extension of the Restricted Period will not result in any similar extension of any other payments or benefits due to Executive under this Agreement.
g.Automatic Extension of Restricted Period. In the event that Executive breaches a restriction set forth in Section 8, the Restricted Period shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, or judicial or other action, including all appeals.
h.Modification of Restrictions. It is the intent of the Parties that the restrictions in Section 8(c) and Section 8(d) be enforced to the fullest extent allwed by law. Further, it is expressly understood and agreed that although Executive and the Employer consider the restrictions contained in this Section 8 to be reasonable and enforceable, if (i) a final judicial determination is made by a court of competent jurisdiction, or (ii) a determination is made by a government agency, that the duration, geographic area, or scope contained in this Agreement is an unenforceable restriction against Executive, or that the restrictions are otherwise unenforceable, the provisions of Section 8(c) and/or Section 8(d) shall not be rendered void but shall be deemed amended to prohibit Executive from engaging in the conduct prescribed in Section 8(c) and Section 8(d) using Confidential Information . In the event any court of competent jurisdiction finds that any restriction contained in this Section 8 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
i.Survival. The provisions in this Section 8 shall survive the termination of Executive's employment for any reason.
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9.    Confidentiality.
a.Executive will not at any time (whether during or after Executive's employment with the Employer) (i) retain or use for the benefit, purposes or account of Executive or any other Person; or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Employer (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information, including without limitation, rates, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals, and attorney client communications -- concerning the past, current or future business, activities and operations of the Employer, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Employer on a confidential basis ("Confidential Information") without the prior written authorization of the Board.
b."Confidential Information" shall not include any information that is (i) generally known to the industry or the public other than as a result of Executive's breach of this covenant or any breach of other confidentiality obligations by third parties, (ii) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (iii) required by law to be disclosed; provided that Executive shall give prompt written notice to the Employer of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Employer to obtain a protective order or similar treatment.
c.Except as required by law, Executive will not disclose to anyone, other than Executive's immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 8 and 9 of this Agreement provided they agree to maintain the confidentiality of such terms.
d.Upon termination of Executive's employment with the Employer for any reason, Executive shall (i) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Employer, its subsidiaries or affiliates; (ii) immediately destroy, delete, or return to the Employer, at the Employer's option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive's possession or control (including any of the foregoing stored or located in
Executive's office, home, laptop or other computer, whether or not the Employer's property) that contain Confidential Information or otherwise relate to the business of the Employer, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (iii) notify and fully cooperate with the Employer regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.
e.Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with
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the Employer any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Employer and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Employer, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Employer may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version. Notwithstanding anything set forth herein, the Company hereby represents and warrants that the Company shall not employ the provisions of this Section 9 in a manner that would interfere with Executive's ability to obtain or retain any future employment that would not or does not otherwise violate Section 8 of this Agreement.
f.Notwithstanding the foregoing, Executive acknowledges that Executive has been advised, and Executive understands that pursuant to the Defense of Trade Secrets Act (18 U.S.C. 1833), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and is made solely for the purpose of reporting or investigating a suspected violation of law or regulation, or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement (i) prohibits Executive from reporting an event that Executive reasonably and in good faith believes is a violation of law to a relevant law-enforcement or government agency (with or without advance notice to the Company), (ii) obligates Executive to inform the Company before or after making such a report, (iii) prohibits Executive from cooperating in an investigation conducted by a law-enforcement or government agency, (iv) prohibits Executive from disclosing information about unlawful acts in the workplace, such as unlawful harassment or discrimination or any other conduct that Executive has reason to believe is unlawful, or (v) prohibits Executive from engaging in conduct required or allowed by law.
g.The provisions of this Section 9 shall survive the termination of Executive's employment for any reason.
10.Specific Performance. Executive acknowledges and agrees that the Employer's remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and the Employer would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Employer, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
11.Developments.
a.    Executive will make full and prompt disclosure to the Employer of all inventions, discoveries, designs, developments, methods, processes, modifications, improvements, algorithms, databases, computer programs, formulae, techniques, trade secrets,
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graphics or images, audio or visual works, and other works of authorship (collectively "Developments"), whether or not patentable or copyrightable, created, made, conceived or reduced to practice by the Executive (alone or jointly with others) or under the Executive's direction during the Executive's employment with Employer (whether under this Agreement or any other prior or subsequent employment with Employer).
b.Executive hereby assigns and transfers to Employer, its successors and assigns, all of the Executive's right, title and interest in all Developments that (1) relate to the business of Employer or any of the products or services being researched, developed, manufactured, marketed, provided or sold by Employer or which may be used with such products or services; or (ii) result from tasks assigned or delegated to the Executive by Employer; or (iii) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by Employer, and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions, treaties, protocols, or agreements ("Intellectual Property Rights")
c.Executive agrees that both during and after Executive's employment with Employer that Executive will sign any documents or provide any information necessary for the Company to protect its rights in the Developments. If Executive is unavailable to sign any document that is necessary for Employer to protect its rights to such Intellectual Property, Executive hereby authorizes Employer to sign on Executive's behalf. If the Executive wishes to assert or clarify that something created by Executive prior to the Executive's employment with Employer that relates to Employer's actual or proposed business is not within the scope of the foregoing assignment, the Executive shall notify Employer thereof in writing contemporaneously with signing this Agreement. Notwithstanding the foregoing, any Developments or Intellectual Property Rights specified on Exhibit A to this Agreement shall be excluded from the requirements of this Section 11 and shall not be assigned to Employer.
12.    Arbitration. Except as provided in Section 10, or prohibited by applicable law, disputes arising out of or asserting breach of this Agreement, or any statutory or common law claim by Executive relating to Executive's employment under this Agreement or the termination thereof (including any tort or discrimination claim), shall be goverened by this Section 12. The party invoking Section 12 (the "Moving Party") shall provide the other party (the "Non-Moving Party") with notice of a dispute ("Notice of Dispute"), setting forth the nature of the dispute within fifty (50) calendar days after a claim has arisen (the "Notice Period"). Any Claim not brought within the Notice Period is waived. The parties agree to make a good faith effort to resolve the dispute prior to arbitration. In the event the dispute is not resolved within fifty (50) calendar days of receipt of the Notice of Dispute by the Non-Moving Party, the parties will attempt to agree on a neutral arbitrator. In the event the parties are not able to reach agreement on a neutral arbitrator within sixty (60) calendar days of receipt of the Notice of Dispute by the Non-Moving Party, the dispute shall be resolved in accordance with the Employment Arbitration Rules of the American Arbitration Association ("AAA"), provided the Moving Party submits the dispute to the AAA within seventy (70) calendar days of receipt of the Notice of Dispute by the Non-Moving Party. Such arbitration process shall take place within 100 miles of the Detroit, Michigan metropolitan area. In the event the last day of any time period set forth above falls on a holiday or weekend, the last day will fall on the first business day thereafter.
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The decision of the arbitrator shall be final, conclusive, and binding on the parties to the arbitration. A court of competent jurisdiction may enter judgment upon the arbitrator's award. In any arbitration proceeding, the arbitrator shall have the authority to compel adequate discovery for the resolution of the dispute, hear motions, apply the same substantive law that would apply if the claims were brought in a court of law, and to award such relief as would otherwise be available under applicable law in a court proceeding. Each party shall pay for its own costs and attorneys' fees, if any. However, if either party prevails on a statutory claim that affords attorneys' fees to the prevailing party, the arbitrator may award reasonable fees to the prevailing party in accordance with applicable law. BY AGREEING TO THIS ARBITRATION PROCEDURE, EXECUTIVE AND COMPANY AGREE THAT THIS ARBITRATION PROCEDURE SHALL BE THE EXCLUSIVE MEANS OF REDRESS WITH RESPECT TO DISPUTES GOVERENED BY THIS SECTION 12, AND HEREBY WAIVE ANY RIGHTS EITHER MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.
13.Return of Company Property. Upon expiration of the Agreement, termination of Executive's employment, or at any other time requested by the Company, Executive shall return all Company property, including, without limitation, keys, key cards, access cards, identification cards, security devices, Company credit cards, network access devices, all passwords or passcodes necessary to enable the Company to access all information which Executive password or passcode protected on any of the Company's equipment, network or systems, cell phones, smart phones, PDAs, pagers, fax machines, equipment, speakers, webcams, documents, reports, memoranda, files, manuals, computer equipment, programs, software and discs, and all other items which are the property of the Company.
14.Miscellaneous.
a    Governing Law This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to conflicts of laws principles thereof.
b.Entire Agreement/Amendments. Except with respect to the matters contained in the Equity Documents, this Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Employer There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
c.No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights, or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
d.Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable whether in whole or in part under any applicable law or rule, such invalidity, illegality, or unenforceability shall not affect any other
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provision, but this Agreement shall be reformed and construed so as to render it enforceable under applicable law insofar as possible consistent with the intent of the parties.
e.Assignment. This Agreement, and all of Executive's rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Employer to a person or entity that is an affiliate or a successor in interest to substantially all of the business operations of the Employer. Upon such assignment, the rights and obligations of the Employer hereunder shall become the rights and obligations of such affiliate or successor person or entity.
f.Set Off; No Mitigation. The Employer's obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Employer or its affiliates; provided, that no such set-off in excess of $5,000 shall be made against any amount payable to Executive pursuant to Sections 7(c)(iii)(2) or (3) hereof (or any other amount that constitutes a payment under a "nonqualified deferred compensation plan" within the meaning of Code Section 409A). Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive's other employment or otherwise.
g.Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Company, its subsidiaries and affiliates, and the Executive and any personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees, devisees and legatees. Further, the Company will require any successor (whether, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets which is required by this Section 14(g) to assume and agree to perform this Agreement or which otherwise assumes and agrees to perform this Agreement; provided, however, in the event that any successor, as described above, agrees to assume this Agreement in accordance with the preceding sentence, as of the date such successor so assumes this Agreement, the Company shall cease to be liable for any of the obligations contained in this Agreement.
h.Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) business days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
If to the Employer:
ITC Holdings Corp.
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27175 Energy Way
Novi, Michigan 48377
Attention: General Counsel
With a copy to•
Dykema Gossett PLLC
Capitol View
201 Townsend Street, Suite 900
Lansing, Michigan 48933
Attention: Richard J. Aaron, Esq.
If to Executive:
To the most recent address of Executive set forth in the personnel records of the Employer.
i.Executive Representation. Executive hereby represents to the Employer that the execution and delivery of this Agreement by Executive and the Employer and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.
j.Prior Agreements. This Agreement supercedes all prior agreements and understandings (including, without limitation, any verbal agreements, offer letters or summaries of principal terms pertaining to the employment of Executive by the Employer) between Executive and the Employer and/or its affiliates regarding the terms and conditions of Executive's employment with the Employer and/or its affiliates; provided, however, that the Equity Documents shall govern the terms and conditions of Executive's equity holdings in the Company.
k.Cooperation. During and after Executive's employment, Executive shall provide Executive's reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during Executive's employment hereunder, now in existence or which may arise or be brought in the future against or on behalf of Employer. The Executive's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery, court or administrtive hearings or procedings, or trial and to act as a witness on behalf of Employer at mutually convenient times. Executive shall also cooperate with Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired during Executive's employment Employer shall reimburse the Executive at a rate of two hundred dollars and no/100 U.S. Dollars ($200.00) per hour to the extent such cooperation is needed after Executive is no longer employed and reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with Executive's performance of obligations under this Section. This provision shall survive any termination of this Agreement.
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1.    Taxes.
i.Withholding Taxes. The Employer may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation, with respect to any compensation or benefits payable or provided to Executive by Employer pursuant to this Agreement or any other plan, arrangement or agreement with the Employer.
ii.409A Compliance and Penalties. All payments under this Agreement are intended to be exempt from or in compliance with Code Section 409A, and the provisions of this Agreement are to be construed and administered accordingly. Further, for all purposes under this Agreement: (A) references to "termination" of employment (or variations thereof), shall be synonymous with the meaning given to the term "separation from service" as provided under Code Section 409A, and IRS guidance issued thereunder; (B) no payment, reimbursement or benefit provided to Executive in one calendar year hereunder shall affect the provision of any such payment, reimbursement or benefit in any other calendar year; and (C) the timing of payments and the provision of benefits under this Agreement that are contingent on Executive executing and not revoking the Release as provided in Section 7(f), are intended to satisfy the requirements of IRS Notices 2010-6 and 2010-80 ; and (D) each installment payment provided hereunder is intended to be treated as a separate payment for Code Section 409A purposes.
Notwithstanding any other provision of this Agreement (other than Section 14(1)(iii) below), while Executive acknowledges that Employer may take actions hereunder as are required to comply with or to minimize any potential interest charges and/or additional taxes as may be imposed by Code Section 409A (the "409A Penalties") with respect to any payment or benefit due to Executive under this Agreement (including a delay in payment until the first business day following the end of the 409A Period, in the event Executive is a "specified employee" within the meaning of Code Section 409A, as described in and consistent with the provisions of Section 7(c)(iii)), the parties hereby confirm that all such payments and benefits due to Executive will in fact be made or provided (except as provided in Section 14(1)(iii) below) at the earliest time at which it is determined either that no 409A Penalties are applicable, or that such 409A Penalties will apply without exception. Further, if at any time it is determined that any payment or benefit due to Executive under this Agreement may be subject to any 409A Penalties, the Employer shall (D) be permitted to modify the provision of such payment or benefit if such modification would reasonably be expected to eliminate or minimize such 409A Penalties, so long as such modification does not adversely affect, in any material respect, the economic benefit to
Executive of such payment or benefit (or otherwise result in additional 409A Penalties), or (E) to the extent that the course of action proposed in clause (D) cannot be effected, within fifteen (15) calendar days after the date of such determination (but no later than the end of the calendar year following the year in which the Executive remits the 409A Penalties involved; or such other earliest date on which such amount can be paid as may be permitted under Code Section 409A) pay to Executive an additional amount equal to such 409A Penalties, along with such additional amount as is required to pay any income and/or payroll taxes due on the 409A Penalties and the additional tax gross-up payment (as determined by the Employer's independent accountants, assuming that the Executive pays income taxes at the highest applicable marginal rates for the calendar year in which the tax gross-up payment is to be made).
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iii.    Parachute Taxes. hz the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Employer, any person whose actions result in a change of ownership or effective control covered by Code Section 280G(b)(2) or any person affiliated with any Employer or such person) as a result of such change in ownership or effective control (collectively the "Employer Payments"), and such Employer Payments would be subject to the tax (the "Excise Tax") imposed by Code Section 4999 (and any similar tax that may hereafter be imposed by any taxing authority), then notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement with the Employer, the Employer shall pay and/or provide to the Executive only that portion of the Employer Payments which are in total equal to one dollar less than the amount of the Employer Payments that would subject the Executive to the Excise Tax. If the Employer Payments must be reduced pursuant to the preceding sentence, Employer Payments shall be reduced in the following order: (A) any amounts payable to the Executive pursuant to Section 7(c)(iii)(2); (B) any other cash amounts payable to the Executive;
(C)the value as parachute payments of the acceleration of vesting of any stock options; (D) the value as parachute payments of the acceleration of vesting of any restricted stock; (E) the value as parachute payments of the acceleration of vesting of any equity interest not covered by (C) or
(D)above; and (F) the value as parachute payments of any other benefits received
The Employer's independent accountants, at the Employer's expense, shall determine whether any of the Employer Payments are "parachute payments" within the meaning of Code Section 280G(b)(2) that would be subject to the Excise Tax, the projected amount of such Excise Tax and any other determinations required in the preceding paragraph The determination of the accountants shall be final and binding upon the Employer and the Executive; provided, that in the event any initial determination under this subsection is subsequently modified by the Employer's accountants or the IRS, Executive and Employer agree to reasonably cooperate to resolve any matter related thereto.
In all cases, Executive shall be solely responsible for timely payment of any Excise Tax finally determined by the IRS to be due and payable with respect to the Employer Payments (as reduced, if applicable). Executive shall also promptly deliver to the Company copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this subsection.
m    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
n.    Definition of "Change in Control." For purposes of this Agreement, "Change in Control" means the occurrence of any of the following events:
i.    If any one person, or more than one person acting as a group (as defined in Code Section 409A and IRS guidance issued thereunder), acquires ownership of common stock of the Company that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the common stock of the Company However, if any one person or more than one person acting as a group, is considered to own more than fifty (50) percent of the total fair market value or total
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voting power of the common stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control, or to cause a change in the effective control of the Company (within the meaning of Code Section 409A and IRS guidance issued thereunder). An increase in the percentage of common stock of the Company owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property shall be treated as an acquisition of stock for purposes of this subsection. This paragraph applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction;
ii.If any one person, or more than one person acting as a group (as determined in accordance with Code Section 409A and IRS guidance thereunder), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of common stock of the Company possessing thirty-five (35) percent or more of the total voting power of the common stock of the Company;
iii.If a majority of members on the Company's Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's Board prior to the date of the appointment or election (provided that for purposes of this paragraph, the term Company refers solely to the "relevant corporation," as defined in Code Section 409A and IRS guidance issued thereunder, for which no other corporation is a majority shareholder); or
iv.If there is a change in the ownership of a substantial portion of the Company's assets, which shall occur on the date that any one person, or more than one person acting as a group (within the meaning of Code Section 409A and IRS guidance issued thereunder) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of this 17 day of July    , 2024    , effective as of July 17            , 2024    .

ITC HOLDINGS CORP.:                EXECUTIVE:
By: /s/ Matthew A. Dills                     /s/ Krista Tanner
                            Name: Krista Tanner
Print Name: Matthew A. Dills
Its: CHRO

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EXHIBIT A
LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP
I have intellectual property rights in the following inventions, original works of authorship, or other work products related to the activities of the ITC Holdings Corp. (the "Company") that were created prior to my employment by the Company that I do not assign to the Company (if none, please write "None"):
(Please note: It is in your interest to establish that any such inventions, expressions of or other work products were made before your employment by the Company. You should not disclose such rights, inventions or work products in detail, but should identify them only by the titles and dates of documents describing them.)
Identifying Number
Title    Date    or Brief
Description
X No inventions or improvements
    Additional Sheets Attached
Date: July 17, 2024
Signature of Executive: /s/ Krista Tanner
Executive: Krista Tanner

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